Exhibit 23.3

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Registration Statement of GPM Petroleum LP on Form S-1/A (No. 333-203507) of our report dated August 27, 2015 on the consolidated financial statements of Carved-Out WOC Southeast Holding Corp. and Subsidiaries, as of and for the year ended March 28, 2015 and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Chizek LLP

Indianapolis, Indiana

September 2, 2015